Exhibit 1.04

More Information:

Investor Relations Monish Bahl CDC Corporation 678-259-8510 monishbahl@cdcsoftware.com	Media Relations Scot McLeod CDC Corporation 678-259-8625 scotmcleod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Agrees to Sell

Interactive Agency Unit to Aegis Group

Sale Will Enable Deeper Focus on Enterprise Software and Services for

CDC Software’s Target Vertical Industries

ATLANTA – August 2, 2007 – CDC Corporation (NASDAQ: CHINA), focused on global enterprise software and New Media, which includes mobile applications, online games and a portal for the China market, today announced it has signed a definitive agreement to sell Ion Global, its interactive marketing services group, to Aegis Group plc., the London-listed media communications and market research group, for an undisclosed sum. Ion Global will become part of Isobar, Aegis’s global digital agency network.

CDC Software, the enterprise software and services business unit of CDC Corporation continues to enhance its focus on providing leading solutions for targeted vertical industries. This divestiture of the horizontally oriented interactive marketing services group will free up working capital and management bandwidth to further enable CDC Software’s vertical focus in terms of internal development investments and targeted acquisitions.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes Pivotal CRM and Saratoga CRM (customer relationship management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Factory, (manufacturing operations management), IMI warehouse management and order management, Platinum HRM (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the Manufacturing Business Technology 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit www.cdcsoftware.com.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Mobile focused on mobile applications, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements that the sale will be completed and the timing thereof, our statements regarding our strategy, value and market positions, regarding the expected benefit of the sale and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the enterprise market; the continued ability of CDC Software and its affiliates to address industry-specific requirements of companies in their various vertical industries, the ability to realize strategic objectives and customer satisfaction with the current offered services. Further information on risks or other factors that could cause results to differ are detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, CDC Corporation, including its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.